Exhibit 3.1
Certificate of Limited Partnership
of
American Midstream Partners, LP
     This Certificate of Limited Partnership of American Midstream Partners, LP (the “Partnership”) is executed and filed pursuant to the provisions of Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”), by American Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. The General Partner DOES HEREBY CERTIFY as follows:
1.	The name of the limited partnership is American Midstream Partners, LP.

2.	The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent of the Partnership required to be maintained by Section 17-104 of the Act at such address are as follows:

Name and Address of	Address of
Registered Agent	Registered Office

Corporation Service Company 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808	2711 Centerville Road, Suite 400 Wilmington, Delaware 19808
3.	The name and business address of the General Partner are as follows:
American Midstream GP, LLC
950 Tower Lane, Suite 800
Foster City, California 94404
     IN WITNESS WHEREOF, the General Partner has executed this Certificate of Limited Partnership as of the 20th day of August, 2009.

GENERAL PARTNER American Midstream GP, LLC
By:	/s/ John W. McCarver
Name:	John W. McCarver
Title:	Authorized Person